UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2008

Material Sciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, Material Sciences Corporation (“MSC”) has been exploring strategic alternatives for its manufacturing facility in Morrisville, Pennsylvania, including, continuing operations, a possible joint venture, a strategic alliance or sale of the facility. As a result of these activities and as described below, on October 30, 2008, MSC entered into an agreement to sell the facility’s real property, on which it currently operates a coil coating facility, and an agreement to sell certain plant and equipment and selected inventory and supplies at the facility. The relevant agreements are described in more detail below.

Real Estate Purchase Agreement with K. MATKEM of Morrisville, L.P.

On October 30, 2008, MSC, MSC Pre Finish Metals (MV) Inc., a Delaware corporation and an indirect wholly-owned subsidiary of MSC (“Seller”), K. MATKEM of Morrisville, LP, a Pennsylvania limited partnership (the “Real Estate Buyer”), and Theodorus A. Bus and James P. Bus (together, the “Buyer Principals”) entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”), pursuant to which Seller agreed to sell to the Real Estate Buyer the real property in Morrisville, Pennsylvania on which Seller currently operates a coil coating facility (the “Real Property”). Pursuant to the Real Estate Purchase Agreement, the sale of the Real Property is currently scheduled to close on or after December 1, 2008.

The purchase price for the Real Property is $4.6 million, subject to adjustment for the apportionment of real estate taxes, utility charges and assessments for municipal improvements. The entire purchase price was paid into escrow upon the signing of the Real Estate Purchase Agreement. The amount paid into escrow includes a $1 million deposit previously paid by the Real Estate Buyer and the Buyer Principals to Seller, which amount was previously recorded in accrued expenses on MSC’s balance sheet at August 31, 2008. At the closing of the transactions contemplated by the Real Estate Purchase Agreement, the escrow agent will release the entire purchase price to Seller. If the Real Estate Purchase Agreement is terminated prior to closing, the escrowed funds will be returned to the Real Estate Buyer unless the Real Estate Purchase Agreement was terminated by Seller as a result of the Real Estate Buyer’s breach of the agreement, in which case the escrowed funds will be paid to Seller.

Seller has made customary representations, warranties and covenants in the Real Estate Purchase Agreement. MSC and Seller, jointly and severally, have agreed to indemnify the Real Estate Buyer and its affiliates for losses as a result of, among other things, the untruth or inaccuracy of any of Seller’s representations and warranties in the Real Estate Purchase Agreement, in most cases only to the extent the losses exceed $150,000. Generally, the indemnification obligations of MSC and Seller are subject to a cap of 25% of the purchase price.

Asset Purchase Agreement with Brightsmith, LLC

On October 30, 2008, MSC, Seller, Brightsmith, LLC, a Delaware limited liability company (the “Equipment Buyer”), and the Buyer Principals entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell to the Equipment Buyer, subject to the terms and conditions set forth in the Asset Purchase Agreement, certain plant and equipment and selected inventory and supplies at Seller’s coil coating facility in Morrisville, Pennsylvania.

The purchase price for the equipment subject to the Asset Purchase Agreement is $4.5 million, plus the value of selected inventory and supplies, which the Equipment Buyer will identify after the closing (and which the parties estimate at $1.5 million), minus the amount of employee paid-time-off liability assumed by the Equipment Buyer at the closing. Upon the signing of the Asset Purchase Agreement, the Equipment Buyer deposited $400,000 into escrow. At the closing of the transactions contemplated by the Asset Purchase Agreement, the escrow agent will release this entire amount to Seller and the remainder of the purchase price will be paid with a note issued by the Equipment Buyer in favor of Seller in an original principal amount equal to such remaining amount. The note will be secured by a first priority lien on all of the assets of the Equipment Buyer and on the Real Property. Pursuant to the Asset Purchase Agreement, the sale of the Equipment is currently scheduled to close on or after December 1, 2008 and will close simultaneously with the sale of the Real Property pursuant to the Real Property Purchase Agreement. If the Asset Purchase Agreement is terminated prior to closing, the escrowed funds will be returned to the Equipment Buyer unless the Asset Purchase Agreement was terminated by Seller as a result of the Equipment Buyer’s breach of the agreement, in which case the escrowed funds will be paid to Seller.

Seller has made customary representations, warranties and covenants in the Asset Purchase Agreement. MSC and Seller, jointly and severally, have agreed to indemnify the Buyer and its affiliates for losses as a result of, among other things, the untruth or inaccuracy of any of Seller’s representations and warranties in the Asset Purchase Agreement, in most cases only to the extent the losses exceed $150,000. Generally, the indemnification obligations of MSC and Seller are subject to a cap of 25% of the purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: October 30, 2008	By:	/s/ James M. Froisland
	Name:	James M. Froisland
	Title:	Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary.

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